Exhibit 10.1

CTO REALTY GROWTH, INC.

2017 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

1.Purpose.  The purpose of the CTO Realty Growth, Inc. 2017 Executive Annual Cash Incentive Plan (the “Plan”) is to create a mutuality of interest between the senior officers and the shareholders of CTO Realty Growth, Inc. (the “Company”) through an annual cash incentive compensation structure designed to reward actions that will increase long-term shareholder value.

2.Eligibility.  The participants in the Plan shall be those eligible Company officers (each, a “CTO Officer”) whose participation in the Plan has been approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.  Except as set forth in Section 11, to be eligible, the CTO Officer must be employed by the Company or one of its subsidiaries as a full-time employee from January 1 through December 31 of the incentive plan year (each, a “Plan Year”), unless otherwise recommended by the Committee and approved by the Board.

3.Administration of Plan.  The Plan shall be administered by the Committee.  The Committee shall have the authority to select CTO Officers to participate in the Plan (each, a “Plan Participant”), to make awards, to establish performance metrics and goals for such metrics, to determine the payout percentage for various levels of achievement regarding such goals, to determine other terms and conditions of awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.  All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s sole and absolute discretion and shall be final and binding on officers, Plan Participants, and the Company.

4.Individual Target Awards.  For each Plan Year, the Committee shall establish, for each Plan Participant (taking into account any applicable employment agreement), an individual target award opportunity (each, an “Individual Target Opportunity”) equal to a percentage of such Plan Participant’s annual base salary.  For purposes of the Plan, “base salary” means a Plan Participant’s regular base pay, excluding cash and equity-based incentive compensation, discretionary bonuses, health or welfare benefits, 401(k) plan matching contributions and other similar payments or benefits.

5.Multipliers.  For each Plan Year, the Committee shall establish, for each Plan Participant (taking into account any applicable employment agreement), a payout schedule setting forth the “threshold,” “target” and “maximum” multipliers (collectively, the “Multipliers”) that will be used to calculate such Plan Participant’s Annual Incentive Award (as defined below).

6.Performance Metrics and Weighting.  For each Plan Year, the Committee shall establish performance metrics (the “Performance Metrics”) and the percentage weighting of each Performance Metric (the “Weighting”) which will be utilized to measure the performance of the Plan Participants during a Plan Year.  The Performance Metrics, together with the Goals (as defined below) established annually for each Performance Metric, will be designed to incentivize those actions by CTO Officers that best serve the short and long-term interests of the Company’s shareholders.  In addition, for each Plan Year, the Weighting of the individual Performance Metrics will be such that the total Weighting of all Performance Metrics shall equal 100%.  The Committee shall have discretion in establishing the Performance Metrics; provided, however, it is the desire and intent of the Board that (a) the majority of the Weighting each Plan Year will be attributable to Performance Metrics that are objective, measurable and transparent, and (b) that the remaining portion of the Weighting will be attributable to qualitative Performance Metrics. Examples of Performance Metrics that the Committee may establish are those listed in the Company’s Fourth Amended and Restated 2010 Equity Incentive Plan, as may be amended from time to time (or any successor plan) (the “Equity Plan”), as well as financial and other metrics that the Committee may deem appropriate to accomplish the purposes of the Plan.

The Board and the Committee anticipate that as the Company executes its strategic business plan, or as a result of a change in the Company’s business, operations, corporate structure or capital structure, or the manner in which the Company conducts its business, or other events or circumstances, that it may be appropriate, at the commencement of each year when the Committee establishes the Performance Metrics and Weighting thereof, to make modifications thereto, in whole or in part, as the Committee deems appropriate and equitable.

7.Annual Goals.  As provided below in Section 10, for each Plan Year, the Committee shall establish, with respect to each Performance Metric, a “threshold,” “target” and “maximum” goal or level of achievement (the “Goals”).  The “threshold” Goal means the minimum level of achievement of the Performance Metrics required for an Annual Incentive Award to be earned and paid; the “target” Goal means the level of achievement of the Performance Metrics required for the target Annual Incentive Award to be earned and paid; and the “maximum” Goal means the level of achievement of the Performance Metrics required for the maximum Annual Incentive Award to be earned and paid.  Straight-line linear interpolation will be used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “maximum” Goals.

8.Overall Performance Levels.  At the conclusion of each Plan Year, the Committee shall determine, for each Plan Participant, the Overall Performance Level achieved and the corresponding Multiplier to be applied to such Plan Participant’s Individual Target Opportunity for such Plan Year.  The “Overall Performance Level” means the sum of the weighted actual achievement of the “target,” “threshold” and “maximum” Goals for the various Performance Metrics for such Plan Year; provided, however, in the event the level of achievement with respect to any Performance Metric exceeds the “maximum” Goal, the Committee shall have discretion to allocate such excess achievement to any other Performance Metric where the level of achievement for such other Performance Metric did not reach the “maximum” Goal.  Straight-line linear interpolation will be used where Overall Performance Level falls between the “threshold” and “target” Goals and between the “target” and “maximum” Goals.

9. Calculation of Annual Incentive Awards.  The amount of each Plan Participant’s actual annual incentive award that will be earned by and paid to such Plan Participant (the “Annual Incentive Award”) under the Plan shall be calculated by multiplying such Plan Participant’s

Individual Target Opportunity by the applicable Multiplier associated with the Overall Performance Level.  Annual Incentive Awards will be paid in the year following the applicable Plan Year, but no earlier than the date of the filing of the Company’s annual report on Form 10-K for the applicable Plan Year.

10.Committee Procedure.  As early as practicable, but in no event later than the 90th day of each new Plan Year, the Committee will establish and approve (taking into account any applicable employment agreements) (a) the Performance Metrics that will be utilized for the current Plan Year, (b) for each Performance Metric, a “threshold,” “target” and “maximum” Goal, (c) the identity of the Plan Participants for the current Plan Year, (d) the Individual Target Opportunity for each Plan Participant, (e)  the Weighting of each Performance Metric (it being understood that such Weighting need not be uniform among Plan Participants) and (f) the Multipliers for each Plan Participant.  Following completion of the applicable Plan Year, the Committee shall determine and certify the amount of the Annual Incentive Awards to be awarded and paid by the Company to the Plan Participants.  Exhibit A, attached hereto, sets forth additional detail regarding the foregoing actions as well as the actions to be taken by the Committee following the completion of a Plan Year.

11.Termination of Employment.  If a Plan Participant’s employment is terminated for any reason after December 31 of the applicable Plan Year, such Plan Participant will be deemed to have earned the Annual Incentive Award for the applicable Plan year, irrespective of such termination of employment.  The amount of such Annual Incentive Award will be paid at such time as the Annual Incentive Award would have been paid had the termination of employment not occurred, and will be calculated based on actual performance.

If a Plan Participant experiences a Qualifying Termination (as defined below) prior to or on December 31 of the applicable Plan Year, such Plan Participant shall be entitled to receive a prorated Annual Incentive Award for such Plan Year.  A prorated Annual Incentive Award payable under this Section 11 shall be based on the number of days that the Plan Participant was an employee of the Company during the applicable Plan Year prior to and including the date on which the Plan Participant’s termination of employment occurs.  For purposes of the Plan, a “Qualifying Termination” means that the Plan Participant’s employment is terminated on or after April 1 of the applicable Plan Year by (a) the Company or one of its affiliates without “Cause” (as such term is defined in such Plan Participant’s employment or similar agreement or, if no such agreement exists, then as defined below) or (b) the Participant for “Good Reason” (as such term is defined in such Plan Participant’s employment or similar agreement or, if no such agreement exists, then as defined below).  Any prorated Annual Incentive Awards shall be payable no later than thirty (30) days following the consummation of the Plan Participant’s termination of employment.  The amount of the pro rata Annual Incentive Award will be calculated as if the “target” level of achievement had been obtained for each of the Goals.  For purposes of the Plan:

i.	“Cause” means a Plan Participant’s (i) arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude; (ii) breach of any material provision of his or her employment or similar agreement, provided that the Plan Participant is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach; (iii) act or intentional omission involving dishonesty or moral turpitude; (iv) material failure to adequately perform his or her duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach; or (v) intentional independent act that would cause the Company significant reputational injury.

ii.	“Good Reason” means a material reduction in a Plan Participant’s compensation or employment related benefits, or a material change in the Plan Participant’s status, working conditions or management responsibilities. The Plan Participant’s termination of employment will not constitute a termination for Good Reason unless (i) the Plan Participant first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the effective date of the occurrence of the Good Reason, (ii) the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the Plan Participant to the Company and (iii) the effective date of the Plan Participant’s termination of employment is within sixty (60) days following the effective date of the occurrence of the Good Reason.

12.Participant’s Interests.  A Plan Participant’s interest in any Annual Incentive Award shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan.  The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested.  The Company, the Board, and the Committee shall not be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

13.Non-Alienation of Benefits; Beneficiary Designation.  All rights and benefits under the Plan are personal to the Plan Participant, and neither the Plan nor any right or interest of a Plan Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer or assignment.  Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Plan Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Plan Participant’s death.

14.Withholding for Taxes.  Notwithstanding any other provisions of the Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

15.Rights of Employees.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Plan Participant’s employment at any time, or confer upon any Plan Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.  A Plan Participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Plan Participant, adversely affects the ability of the Plan Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

16.Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of Goals in recognition of unusual or nonrecurring events affecting the Company or its consolidated financial statements or changes in applicable laws, regulations or accounting principles.

17.Amendment or Termination.  The Plan is provided at the discretion of the Company and the Board.  The Board reserves the right to modify or terminate the Plan with or without notice.

18.Section 409A.  With respect to payments subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), the Plan is intended to comply with the requirements of Section 409A, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly.  If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict.  Notwithstanding anything in the Plan to the contrary, if the Board considers a Plan Participant to be a “specified employee” under Section 409A at the time of such Plan Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any payment that otherwise would be made to such Plan Participant as a result of such “separation from service” shall not be made until the date that is six (6) months after such “separation from service,” except to the extent that earlier distribution would not result in such Plan Participant’s incurring interest or additional tax under Section 409A.  If an amount includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Plan Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.  Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Plan Participant on account of non-compliance with Section 409A.

19.Executive Compensation Recovery Policy.  Notwithstanding anything to the contrary contained herein, any payment received under this Plan by a Plan Participant shall at all times be subject to the Company’s Executive Compensation Recovery Policy, as the same may be amended from time to time in good faith or to comply with applicable rules of the Securities and Exchange Commission or the listing standards of the securities exchange on which the Company’s securities are traded.

20.Governing Law.  The Plan shall be administered, interpreted and enforced under the laws of the State of Maryland without regard to conflicts of laws thereof.

Adopted by the Board of Directors on February 22, 2017

Amended by the Board of Directors on January 24, 2018

Amended by the Board of Directors on April 25, 2023

EXHIBIT A

Committee Procedure

NEW PLAN YEAR

Prior to the 90th day of a Plan Year, the Committee shall:

1.	Establish the applicable Performance Metrics for the Plan Year.

2.	Establish the “threshold,” “target” and “maximum” Goals for each Performance Metric.

3.	Identify the Plan Participants.

4.	Establish the Individual Target Opportunity for each Plan Participant.

5.	Determine the Weighting of the Performance Metrics, which may vary between Plan Participants.

6.	Determine the “threshold,” “target” and “maximum” Multipliers for each Plan Participant.

COMPLETED PLAN YEAR

As early as practicable, but no later than March 15 following the end of a completed Plan Year, the Committee shall:

1.	Calculate the level of achievement of the Goals for each of the Performance Metrics.

2.	Determine the Overall Performance Level for each Plan Participant and the applicable Multiplier.

3.	Multiply each Plan Participant’s Individual Target Opportunity by the applicable Multiplier associated with such Plan Participant’s Overall Performance Level to determine such Plan Participant’s Annual Incentive Award.